Exhibit 10.9
JUSTWORKS, INC.
EXECUTIVE SEVERANCE POLICY
PARTICIPATION NOTICE

To:	Michael Seckler

Date:	11/8/2020
Justworks, Inc. (the “Company”) has adopted the Justworks, Inc. Executive Severance Policy (the “Policy”). The Company is providing you with this Participation Notice to inform you that you have been designated as a Participant in the Policy. A copy of the Policy is attached to this Participation Notice. The terms and conditions of your participation in the Policy are as set forth in the Policy and this Participation Notice, which together also constitutes a summary plan description of the Policy.
The Policy supersedes any and all severance or change in control benefits payable to you as set forth in any agreement, including offer letters, with the Company entered into prior to the date hereof.
Notwithstanding the terms of the Policy, if you are subject to an Involuntary Termination (as defined in the Policy) and you satisfy the conditions to receive severance benefits contained in the Policy, you will be eligible to receive (i) the greater of the amount of cash severance set forth in the Policy and the amount of cash severance (which declines over time) set forth in the “Severance” section of the offer letter between you and the Company, dated August 24, 2019 (the “Offer Letter”), (ii) accelerated vesting of your outstanding stock options as set forth in clause (iv) of the “Severance” section of the Offer Letter and (iii) the double trigger benefit set forth in the Policy will apply 6 months prior to, or any time after, a Change in Control (as defined in the Policy) with respect to any stock options outstanding at the time of your Involuntary Termination. In addition, the Policy will not apply to, or supersede the terms of, the option granted to you on February 21, 2018 in your capacity as a board member which will continue to be governed by the terms of the stock option agreement and the stock plan pursuant to which it was granted.
Please return to the Company’s SVP, Chief People Officer a copy of this Participation Notice signed by you. In order to become effective, this Participation Notice must be returned within ten days following its transmission to you. Please retain a copy of this Participation Notice, along with the Policy document, for your records.

JUSTWORKS, INC.

By:	/s/ Isaac Oates

Its:	Chief Executive Officer

/s/ Michael Seckler
Michael Seckler